UNITED STATES
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GLOBAL AXCESS CORP

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April 16, 2010

Dear Fellow Global Axcess Corp Shareholder:

We are pleased to report another successful and profitable year for Global Axcess Corp.  In 2009, Global Axcess improved its operating metrics and strengthened its balance sheet.  We also announced record net income for the 2009 fiscal year, and our gross profit and gross margin increased in the fourth quarter of 2009.  An important factor in increasing our profitability was the refinancing of our debt, which resulted in a 48% reduction in interest expense in the fourth quarter of 2009 compared to the fourth quarter of 2008.   We believe that our focus on higher-volume locations and managing our expenses, particularly our interest expense, positioned the Company for continued revenue and net income growth in 2010.

Throughout 2009, we continued to expand our ATM customer base, which we believe will provide us with a larger base of consistent revenue for 2010.  We believe that this consistent revenue will allow us to diversify our revenue sources by providing us with the opportunity to focus more of our attention on our InstaFlix brand and the DVD kiosk market, where revenue, gross margin and growth opportunities are higher.

Review of 2009 highlights and achievements:

•	Increased from 4200 ATMs to 4500 ATMs nationwide;
•	Renewed a significant placement contract and a significant distributor contract, each for five additional years;
•	Signed a four-year contract, valued at approximately $100,000 annually, with a convenience store chain for processing for 50 ATMs;
•	Signed a three-year contract, valued at approximately $750,000 annually, with a national grocery store chain that has 400 locations nationwide; and
•	Signed a five-year contract, valued at approximately $550,000 annually, with a regional convenience store chain for ATMs at 52 locations.

Our strategy for 2010 is to enhance our position as an independent provider of ATM services in the United States and to utilize our ATM expertise in the growing self-service kiosk market.   We have a diverse network and significant relationships with retail merchants, and we believe these relationships will provide us with opportunities to deploy additional ATMs and other kiosk options.

While we look forward to communicating with you during 2010 about our anticipated success, the 2010 annual meeting of shareholders will be your best opportunity to learn more about our future plans for Global Axcess.  On behalf of our board of directors, we cordially invite you to attend the 2010 Annual Meeting of Shareholders at our offices, located at 7800 Belfort Parkway, Suite 165, Jacksonville, FL, 32256, on Wednesday, May 26, 2010, beginning at 10:00 a.m., local time.  We hope you will attend the annual meeting, but if you cannot, we urge you to cast your vote to ensure that your shares are represented.  If you have any questions about our voting procedures, please call us at 904-280-3950.

On behalf of our board of directors, our management team and our employees, we thank you for your interest and investment in Global Axcess Corp and we hope to see you at our upcoming 2010 Annual Meeting of Shareholders.

Sincerely,
Global Axcess Corp

Joseph M. Loughry III	George A. McQuain
Chairman of the Board	President and Chief Executive Officer

7800 Belfort Parkway, Suite 165  /  Jacksonville, FL 32256
www.globalaxcess.biz  /  Phone: 904.280.3950  /  Fax: 904.280.2180